Exhibit 99.1

MAINSOURCE FINANCIAL GROUP–NASDAQ, MSFG –
Announces Earnings for the First Quarter 2007

Greensburg, Indiana (NASDAQ: MSFG) James L. Saner, Sr., President & Chief Executive Officer of MainSource Financial Group, announced today the unaudited results for the quarter ended March 31, 2007. Net income was $5.4 million in the first quarter of 2007, which equates to $0.29 per share, compared to $4.8 million for the same period a year ago. Key measures of the financial performance of the Company are return on average shareholders’ equity and return on average assets. Return on average shareholders’ equity was 8.66% for the first quarter of 2007 while return on average assets was 0.92% for the same period.

Mr. Saner stated, “MainSource is off to a good start in 2007 with our earnings per share being within $0.01 of our expectations. We were also pleased to see that our net interest margin remained unchanged compared to the last quarter of 2006. In addition, after factoring out the short-term spike in year-end deposits related to public fund tax deposits, our core deposits have grown during the first quarter at an annualized rate of 9.5%. Commercial loans also grew at an annualized rate of 6.5% during the first quarter and our pipeline has increased significantly. Unfortunately our mortgage loan portfolio decreased which has caused a small overall decrease in total loans.”

Mr. Saner continued, “While our efficiency ratio increased during the first quarter compared to the prior year, we hope to improve in this area throughout 2007 as a result of two core systems’ conversions scheduled for May and September of 2007. In addition, we are focused on reducing our non-performing assets and were successful in decreasing the non-performing assets to assets ratio by more than 18% during the first quarter to 0.76% of total assets. We are also hopeful this trend will continue throughout 2007. We continue to focus on our strategic initiatives for 2007 including organic loan and deposit growth, improved efficiencies and developing customer relationships.”

NET INTEREST INCOME

Net interest income was $18.6 million for the first quarter of 2007, which represents an increase of 31.0% versus the first quarter of 2006. The increase was due primarily to the acquisition activity in 2006, which occurred primarily in the second quarter of 2006. Net interest margin, on a fully-taxable equivalent basis, was 3.70% for the first quarter of 2007 and remained flat on a linked quarter basis.

NON-INTEREST INCOME

The Company’s non-interest income increased to $6.1 million for the first quarter of 2007 compared to $4.9 million for the same period in 2006. Service charges on deposit accounts increased $0.8 million due to the increase in the number of deposit accounts from the 2006 acquisition activity.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $16.9 million for the first quarter of 2007 compared to $12.4 million for the same period in 2006, an increase of 36.3%. Increases in employee costs, occupancy expenses, equipment expenses, and intangibles amortization were primarily attributable to the acquisitions in 2006. The Company’s efficiency ratio was 63.9% for the first quarter of 2007 compared to 60.8% for the same period a year ago. It is anticipated that the Company’s efficiency ratio will improve throughout 2007 as the Company integrates the core operating systems of the new acquisitions. The Company also plans to collapse the banking charters of MainSource Bank — Hobart and MainSource Bank — Crawfordsville into the charter of its lead bank, MainSource Bank, which is headquartered in Greensburg, Indiana. These charter consolidations are planned for May 2007 for MainSource Bank — Hobart and September 2007 for MainSource Bank — Crawfordsville, pending receipt of approval by federal and state regulatory authorities and other conditions customary for transactions of this nature.

ASSET QUALITY

Credit quality improved significantly during the quarter. Non-performing assets were $18.4 million as of March 31, 2007, which was a decrease of $2.6 million from the $21.0 million of non-performing assets as of December 31, 2006. Non-performing assets represented 0.76% of total assets as of March 31, 2007 compared to 0.87% as of December 31, 2006 and 0.93% as of March 31, 2006. Annualized net charge-offs for the first quarter of 2007 equaled 0.10% of average outstanding loans compared to 0.16% for the first quarter of 2006 and 0.25% for the full year 2006. The Company’s allowance for loan losses as a percent of total outstanding loans was 0.84% as of March 31, 2007 compared to 0.81% as of December 31, 2006.

MAINSOURCE FINANCIAL GROUP
(unaudited)
(Dollars in thousands except per share data)

	Three months ended March 31
	2007	2006
Income Statement Summary
Interest Income	$35,100	$22,655
Interest Expense	16,493	8,421
Net Interest Income	18,607	14,234
Provision for Loan Losses	696	360
Noninterest Income:
Insurance commissions	419	420
Trust and investment product fees	368	293
Mortgage banking	615	580
Service charges on deposit accounts	2,670	1,851
Gain on sales of securities	39	61
Interchange income	741	497
Other	1,239	1,197
Total Noninterest Income	6,091	4,899
Noninterest Expense:
Employee	9,689	7,405
Occupancy	1,426	1,058
Equipment	1,458	1,134
Intangible amortization	666	421
Telecommunications	492	447
Stationary, printing, and supplies	383	235
Other	2,756	1,701
Total Noninterest Expense	16,870	12,401
Earnings Before Income Taxes	7,132	6,372
Provision for Income Taxes	1,717	1,586
Net Income	$5,415	$4,786

	Three months ended March 31
	2007	2006
Average Balance Sheet Data
Gross Loans	$1,569,694	$990,602
Earning Assets	2,093,755	1,484,692
Total Assets	2,389,542	1,654,013
Noninterest Bearing Deposits	183,025	153,493
Interest Bearing Deposits	1,627,333	1,174,357
Total Interest Bearing Liabilities	1,929,304	1,324,059
Shareholders’ Equity	253,583	164,046

	Three months ended March 31
	2007	2006
Per Share Data
Diluted Earnings Per Share	$0.29	$0.33
Cash Dividends Per Share	0.135	0.129
Market Value - High	17.53	18.52
Market Value - Low	15.42	17.05
Average Outstanding Shares (diluted)	18,767,360	14,415,420

	Three months ended March 31
	2007	2006
Key Ratios
Return on Average Assets	0.92%	1.17%
Return on Average Equity	8.66%	11.83%
Net Interest Margin	3.70%	4.04%
Efficiency Ratio	63.92%	60.83%
Net Overhead to Average Assets	1.81%	1.84%

	As of March 31
	2007	2006
Balance Sheet Highlights
Total Loans (Excluding Loans Held for Sale)	$1,566,305	$1,169,961
Allowance for Loan Losses	13,119	11,804
Total Securities	489,690	464,016
Goodwill and Intangible Assets	136,971	85,583
Total Assets	2,410,081	1,878,259
Noninterest Bearing Deposits	192,131	159,542
Interest Bearing Deposits	1,632,989	1,305,201
Other Borrowings	302,516	206,950
Shareholders’ Equity	256,283	191,684

	As of March 31
	2007	2006
Other Balance Sheet Data
Book Value Per Share	$13.69	$12.13
Loan Loss Reserve to Loans	0.84%	1.01%
Nonperforming Assets to Total Assets	0.76%	0.93%
Outstanding Shares	18,726,532	15,802,330

	As of March 31
	2007	2006
Asset Quality
Loans Past Due 90 Days or More and Still Accruing	$1,081	$1,226
Non-accrual Loans	15,685	11,851
Other Real Estate Owned	1,585	4,356
Total Nonperforming Assets	$18,351	$17,433

Net Charge-offs - YTD	$369	$407
Net Charge-offs as a% of average loans	0.10%	0.16%

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.4 billion. The Company operates 68 offices in 30 Indiana counties, six offices in three Illinois counties, and six offices in two Ohio counties through its five banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, MainSource Bank - Crawfordsville, Crawfordsville, Indiana, MainSource Bank - Hobart, Hobart, Indiana, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission. These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.

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MainSource Financial Group, Inc. 201 N. Broadway, P.O. Box 87, Greensburg, IN 47240